UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007 (April 12, 2007)

DDS TECHNOLOGIES USA, INC.

(Exact Name of registrant as specified in its charter)

Nevada	1-15547	13-4253546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Palmetto Park Road, Suite 510 Boca Raton, Florida	33432
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (561) 750-4450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Failure to Satisfy a Continue Listing Rule or Standard

DDS Technologies USA, Inc.’s (the “Company”) common stock is traded on the Over-the-Counter Bulletin Board, commonly known as the “OTC:BB” under the symbol DDSU.OB. Effective April 17, 2007, the Company will fail to satisfy the listing standards of the OTC:BB due to its failure to timely file its Annual Report on Form 10-KSB for the year ended December 31, 2006 for the reasons stated below.

Item 8.01.	Other Events

The Company has outstanding 1,925 shares of Series A 6% Convertible Preferred Stock (the “Series A Preferred”). Pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Certificate”) of the Series A Preferred, the Company was required to redeem, on April 12, 2007, the Series A Preferred for $1,925,000 in cash. The Company is financially unable to pay the amount due to the Series A Preferred holders and is unable to determine if and when it will be in a position to do so or to negotiate an alternative agreement with the holders. The amount unpaid to the Series A Preferred holders is subject to accrual of interest at a default rate of 18%.

Because of the Company’s inability to pay the amount due to the Series A Preferred holders, the Company’s auditing firm has been unable to issue its opinion related to the Company’s 2006 financial statements, thus delaying the Company’s filing of its Annual Report on Form 10-KSB for such year. On April 2, 2007, the Company filed a Form 12b-25 disclosing that it was unable to timely file the 10-KSB without unreasonable effort or expense due to the factors described above. The Company is unable to determine at this time when it will be in a position to file the Form 10-KSB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDS TECHNOLOGIES USA, INC.

Date: April 17, 2007	By:	/s/ Joseph N. Fasciglione
Joseph N. Fasciglione
Chief Financial Officer